Exhibit 5.1

PolyOne Corporation

PolyOne Center

33587 Walker Road

Avon Lake, Ohio 44012

January 18, 2013

Board of Directors

PolyOne Corporation

PolyOne Center

33587 Walker Road

Avon Lake, Ohio 44012

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

I am Vice President, General Counsel and Secretary for PolyOne Corporation, an Ohio corporation (“PolyOne”). This opinion is being furnished in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by PolyOne with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”).

The Registration Statement relates to the proposed issuance by PolyOne of common shares, par value $0.01 per share, pursuant to the Agreement and Plan of Merger, dated as of October 23, 2012 (the “Merger Agreement”), by and among PolyOne, Spartech Corporation, a Delaware corporation (“Spartech”), 2012 RedHawk, Inc., a Delaware corporation and a wholly owned subsidiary of PolyOne (“Merger Sub”), and 2012 RedHawk, LLC, a Delaware limited liability company and a wholly owned subsidiary of PolyOne (“Merger LLC”).

The Merger Agreement provides for the merger of Merger Sub with and into Spartech, with Spartech surviving the merger and, subsequently the merger of Spartech with and into Merger LLC, with Merger LLC surviving the merger. The Registration Statement includes a proxy statement/prospectus (the “Proxy Statement/Prospectus”) to be furnished to Spartech stockholders in connection with their adoption of the Merger Agreement.

In connection with rendering this opinion, I have examined and am familiar with the originals or copies, certified or otherwise identified to my satisfaction, of the following documents: (i) the Registration Statement (including the Proxy Statement/Prospectus); (ii) PolyOne’s articles of incorporation, as amended; (iii) PolyOne’s regulations; (iv) the Merger Agreement; (v) resolutions of PolyOne’s board of directors relating to the transactions contemplated by the Merger Agreement and the Registration Statement; (vi) specimen certificates of the common shares of PolyOne; and (vii) such other certificates, instruments and documents as I consider necessary or appropriate for the purposes of this opinion.

In my examination, I have assumed the genuineness of all documents submitted to me as certified, conformed or photostatic copies, and the authenticity of the originals of such copies. In making my examination of the documents executed and delivered by parties other than PolyOne, Merger Sub and Merger LLC, I have assumed (i) that such parties had the power, corporate or otherwise, to enter into and perform all obligations thereunder, (ii) the due authorization by all requisite action, corporate or otherwise, and execution and delivery by such parties of such documents and (iii) the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein that I have not independently established or verified, I have relied on the statements and representations of the officers and other representatives of PolyOne and others.

For purposes of this opinion, I have assumed that prior to the issuance of any common shares of PolyOne pursuant to the Merger Agreement: (i) the Registration Statement, as finally amended, will have become effective under the Securities Act; (ii) Spartech stockholders will have adopted the Merger Agreement by the requisite vote at the Spartech special meeting; (iii) a certificate of merger will have been duly filed with the Secretary of State of the State of Delaware; and (iv) the certificates representing the common shares of PolyOne will have been duly executed by an authorized officer of the transfer agent for the common shares and will have been registered by the registrar for the common shares and will conform to the specimen thereof examined by me.

I am admitted to the Bar of the State of Ohio, and am not admitted to the Bar of any other jurisdiction. My examination of matters of law in connection with the opinion expressed herein has been limited to, and accordingly my opinion herein is limited to, the Ohio General Corporation Law, including the statutory provisions, all applicable provisions of the Ohio Constitution and reported judicial decisions interpreting the foregoing. I express no opinion with respect to any other law of the State of Ohio or of any other jurisdiction.

Based upon and subject to the foregoing, I am of the opinion that the PolyOne common shares, when issued in accordance with the terms and conditions of the Merger Agreement, will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption “Legal Matters” in the Proxy Statement/Prospectus. In giving such consent, however, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Lisa K. Kunkle

Lisa Kunkle

Vice President, General Counsel and Secretary